Exhibit 99.1

Investor Relations Contact
Michelle Ahlmann, 650.603.5464

Public Relations Contact
Dave Peterson, 650.603.5231

Mercury Reports Selected Preliminary First Quarter Results

•	Q1 2006 Total Revenue of 7 percent to 9 percent growth over Q1 2005

•	Q1 2006 Combined Product and Maintenance Revenue of 10 percent to 12 percent growth over Q1 2005

•	Company Expects Restated 2004 Form 10-K and Q1 2005 Form 10-Q to be Filed in Q2 2006

MOUNTAIN VIEW, CALIF., —MAY 4, 2006 — Mercury Interactive Corporation (OTC: MERQ), the global leader in business technology optimization (BTO) software, today announced that, based on its preliminary review of its first quarter results, it expects total revenue growth to be in the range of 7 percent to 9 percent over the first quarter of 2005. Combined product and maintenance revenue growth is expected to be in the range of 10 to 12 percent over the first quarter of 2005. In addition, Mercury BTO Enterprise continues to play an important role in the company’s overall financial performance, demonstrated by 16 deals greater than $1 million in the first quarter of 2006.

“Mercury’s performance remains solid,” said Tony Zingale, president and chief executive officer at Mercury. “We are delivering against our strategic BTO product initiatives while driving the expansion of our world class delivery partnerships. This is further evidence that Mercury continues to execute as we work expeditiously to bring our financial filings back up to date.”

Due to the pending restatement, Mercury is not able to give GAAP net income or fully diluted earnings per share, or non-GAAP net income or fully diluted earnings per share for 2006 at this time. Mercury expects to report its complete financial results for the first quarter of 2006 following the filing of its restated financial statements and SEC filings.

STATUS ON SEC FILINGS

As previously announced on March 17, 2006, Mercury continues to expect to complete its restated financial statements and file its amended 2004 Form 10-K and Q1 2005 Form 10-Q with the U.S. Securities and Exchange Commission (SEC) in Q2 2006, and to file all other required SEC filings in a timely fashion thereafter.

COMPLETION OF WAIVERS

Mercury also separately announced today that the holders of a majority of the outstanding principal amount of each of its 4.75% Convertible Subordinated Notes due 2007 and its Zero Coupon Senior Convertible Notes due 2008 have submitted consents in connection with Mercury’s previously announced solicitation of waivers and that the waivers have become effective. As a result, the holders of both series of Notes have waived, until the stated maturity of the 2007 Notes and the 2008 Notes, as applicable, any default or event of default under the terms of the Indentures governing such notes arising from Mercury not meeting its requirement to timely file with the SEC and with the trustee of such notes those reports required to be filed under the Securities Exchange Act of 1934.

Mercury Reports Selected Preliminary First Quarter Results	Page 2

ABOUT MERCURY

Mercury Interactive Corporation (OTC: MERQ), the global leader in business technology optimization (BTO) software, is committed to helping customers optimize the business value of information technology. Founded in 1989, Mercury conducts business worldwide and is one of the largest enterprise software companies today. Mercury provides software and services for IT Governance, Application Delivery, and Application Management. Customers worldwide rely on Mercury offerings to govern the priorities, processes and people of IT and test and manage the quality and performance of business-critical applications. Mercury BTO offerings are complemented by technologies and services from global business partners. For more information, please visit http://www.mercury.com.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties related to the completion of the restatement of Mercury’s financial statements, the filing of delinquent reports on Forms 10-Q and 10-K, the finalization of Mercury’s results for the first quarter of fiscal year 2006 and Mercury’s expected financial performance for the remainder of fiscal year 2006, as well as Mercury’s future business prospects and product and service offerings. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Mercury’s actual results may differ materially from the results predicted or from any other forward-looking statements made by, or on behalf of, Mercury, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among other things: (1) revenues, expenses and earnings per share for the first quarter of fiscal year 2006 and for the remainder of fiscal year 2006; (2) the mix of perpetual and term licenses in the first quarter of fiscal year 2006 and in the remainder of fiscal year 2006, and the effect of the timing of the recognition of revenue from products sold under term licenses; (3) the relative growth rates of product, maintenance and processional services revenue; (4) the timing of completion of the Company’s review, restatement and filing of its amended historical financial statements to be included in the Amended Form 10-K for fiscal year 2004 and the Amended Form 10-Q for the first quarter of fiscal year 2005, and becoming current in the Company’s other required SEC periodic reporting obligations; (5) costs incurred by Mercury in connection with the Special Committee and Special Litigation Committee investigations and the SEC investigation; (6) the nature and scope of the ongoing SEC investigation; (7) the effect of any third party litigation arising out of the Special Committee investigation; (8) dependence of Mercury’s financial growth on the continued success and acceptance of its existing and new software products and services, and the success of its BTO strategy; (9) the timing of the availability of Mercury products, services, product enhancements and service enhancements; (10) the failure of Mercury products, services, product enhancements and service enhancements to meet customers’ expectations, needs or perform as described; (11) the ability to increase

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sales through our direct and indirect channels, as well as international sales; (12) intense competition for Mercury’s products and services; (13) the impact of the expensing of stock options and stock purchases under Mercury’s employee stock purchase program pursuant to Financial Accounting Standards Board’s Statement 123R including, without limitation, the impact of the restatement; (14) the timing of the relisting of the Company’s securities on a national securities market or exchange, including the risk that the Company will not achieve relisting on a national securities market or exchange; and (15) the additional risks and important factors described in Mercury’s SEC reports, including the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, which is available at the SEC’s website at http://www.sec.gov. All of the information in this press release is made as of May 4, 2006, and Mercury undertakes no duty to update this information.

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Mercury, Mercury Interactive and the Mercury logo are trademarks of Mercury Interactive Corporation and may be registered in certain jurisdictions. Other product and company names are used herein for identification purposes only, and may be trademarks of their respective companies.

MERCURY INTERACTIVE CORPORATION

379 N. Whisman Road

Mountain View, CA 94043

Tel: (650) 603-5200 Fax: (650) 603-5300

www.mercury.com